SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Calls on Immunomedics Stockholders to Support Meaningful Change

Cites Company’s Repeated Attempts to Mislead Stockholders

Highlights Newly-Appointed Directors’ Lack of Preparedness to Act in Best Interest of Stockholders

Reiterates that Any Deal to Advance IMMU-132 Must Generate Maximum Value for Stockholders and that venBio’s Nominees are Well-Positioned to Oversee this Process

Urges Stockholders to Vote Today on the GOLD Proxy Card for venBio’s Four Highly-Qualified Nominees to Drive Necessary and Meaningful Change at Immunomedics

NEW YORK (January 30, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today sent a letter to Immunomedics stockholders in connection with venBio’s nomination of four highly-qualified candidates – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of Stockholders, which is currently scheduled to be held on February 16, 2017.

The full text of the letter follows:

January 30, 2017

Dear Fellow Stockholders:

As we have repeatedly stressed, we believe that change is needed urgently at Immunomedics to arrest the disturbing trend of underperformance and mismanagement that has dogged the Company for years. Under the right oversight, we believe that significant value can finally be unlocked for Immunomedics’ stockholders. That is why we have nominated four highly-qualified director candidates who possess an optimal mix of pharmaceutical development background, commercial manufacturing expertise and pharmaceutical deal making experience, which we ultimately believe is necessary for turning around the Company.

In contrast, a decades-long history of strategic missteps, coupled with concerning behavior throughout this contested proxy situation, suggests that the current Board and management are not willing to act successfully in the best interest of stockholders.

Adam Feuerstein, a reporter at investment publication TheStreet, summarized this sentiment well in a recent article, noting: “Thirty-five years of continuous R&D without an approved drug is an astounding record of futility, made worse by feckless corporate governance that has allowed [Dr. David] Goldenberg and [his wife, CEO Cynthia] Sullivan to each make millions of dollars in salary, bonuses, related-party consulting fees and stock grants, all at shareholder expense.”1

Given the fact that the Company’s management has attempted to further entrench itself under the guise of appointing supposedly “independent” new directors, we want to take this opportunity to clarify some key points around our position and some of the misinformation that has been pushed by Immunomedics.

Immunomedics continues to mislead stockholders.

While the Company continues to argue that the newly appointed Board is entirely independent and qualified in their roles, we strongly believe this is not the case. In our view, the Company’s appointment of these new Board members was no more than a smoke screen to appear to respond to our criticisms, and does not accurately address the corporate governance and Board oversight issues plaguing Immunomedics.

The Company also continues to make, in our view, incorrect statements in order to mislead stockholders during this contested proxy process:

•	That venBio intends to gain control of the Company without paying stockholders a control premium. This assertion is a blatant attempt on behalf of the Company to mislead investors. In reality, three out of our four highly-qualified nominees are independent of venBio, meaning that electing all of venBio’s nominees will not result in venBio gaining control of Immunomedics.
•	That a change in Board composition could lead to a loss of the Company’s net operating loss carryforwards (“NOLs”). This is completely untrue – a change in the Board will not affect the Company’s NOLs. The only difference will be that the Company will finally benefit from the Board oversight that stockholders so sorely deserve.
•	That certain Golden Parachute provisions would be triggered by a change in Board composition. The Company fails to mention that the Board can easily avoid this situation by endorsing venBio’s nominees immediately before the date of election for the narrow purpose of not triggering the Golden Parachutes. Ultimately, triggering any accelerated vesting of stock options under the Golden Parachutes is up to the Board and would be the true test of whether they are willing to do what is in the best interests of stockholders. After decades of mismanagement and self-enrichment, it is reprehensible for the Company to attempt to hold stockholders hostage to additional threats of how they have yet another means to pad their pockets with stockholders’ cash.
•	We believe the Company is also claiming that venBio plans to dilute stockholders, when in reality, Immunomedics recently asked for stockholders to authorize issuing 40MM new shares.
•	That venBio has been unreasonable in settlement discussions with Immunomedics while the Company has been “constructive.” The truth is that the Company unilaterally terminated a non-disclosure agreement on January 9th, 2017, that was in place to facilitate such discussions, after inviting us only a few days earlier to submit our proposal to the Board of Immunomedics. While we welcome further discussions with the Company in an effort to reach a negotiated agreement, Immunomedics has so far only proposed maintaining the status quo and not providing the opportunity to address the issues that have plagued this Company. Real, substantial change is needed at Immunomedics to drive value for all stockholders.

As stated in our proposed slate’s 100-day plan (see our presentation available at: http://www.okapivote.com/immunomedics/), venBio’s main objectives remain clear and consistent: to seek

1 Adam Feuerstein, Immunomedics Sale Hinges on Proxy Battle Over Fate of Controversial Founder, TheStreet, Jan. 25, 2017, available at https://www.thestreet.com/story/13965475/1/immunomedics-sale-hinges-on-proxy-battle-over-fate-of-controversial-founder.html.

the optimal strategic relationship to advance the IMMU-132 drug candidate for triple negative breast cancer, to restore independent and competent corporate governance, and to identify and execute on a path to value creation for stockholders. The election of our nominees will not alter the structure of the Company. Rather, it would provide the qualified oversight and corporate governance, as well as alignment with stockholder interests, which the Company has been lacking.

Newly-appointed Immunomedics Board doesn’t have what it takes to advance IMMU-132.

Immunomedics has undergone decades of value destruction and underperformance under the oversight of a Board characterized by cronyism and a lack of credibility. A recent Wells Fargo research note, which downgraded the Company’s rating, reflects this, stating that, “a series of management missteps [that] have shaken our confidence in IMMU’s ability to create sustainable shareholder value.”2

We do not view the recent Board changes as remediating this situation.

One might be inclined to commend the Company for, after years of mismanagement and self-enrichment, finally paying attention to the need to create value for all stockholders.

However, we believe that the Company’s newly-appointed Board members do not possess the expertise necessary to advance IMMU-132 and to position Immunomedics for long-term success. As detailed in our recent presentation titled, “The Case for Change at Immunomedics” (http://www.okapivote.com/immunomedics/), none of the newly appointed Board members have overseen noteworthy value creation in roles that would be of relevance to the issues facing Immunomedics.

Specifically, Immunomedics’ newly-appointed, interconnected Board members lack the independence, as well as the manufacturing, regulatory and pharmaceutical deal experience needed to right the course of the Company. The potential value of IMMU-132 is offset by concerns regarding management’s ability to realize this value through meaningful partnership and efficient regulatory review, as leading sell-side analyst Jim Birchenough at Wells Fargo has noted.3

Furthermore, we believe it is important to stress that any "strategic" process sanctioned by Immunomedics' hastily appointed Board ahead of the already delayed Annual Meeting would deprive stockholders of the right to voice their opinions regarding the optimal Board leadership to represent the Company at this critical juncture. In fact, simply dropping in this unqualified and opportunistic group of self-proclaimed “independent Board members” does not change the fact that they are unlikely in a position to execute on a deal that maximizes stockholder value. Rather, it is much more likely that a hastily executed deal would serve solely to satisfy management’s conflicted objective of self-preservation and desire to claim credit.

In either case, this would follow a long line of poor decisions made over the course of years under the guise of poor corporate governance.

There is only one chance to strike the right deal to advance the IMMU-132 drug and position the Company for continued success. For this to occur, a capable, independent Board must be in place.

venBio’s four highly-qualified nominees are well-positioned to drive stockholder value.

To position Immunomedics for long-term success, we need expertise in the following areas:

•	Pharmaceutical Development Background and Breast Cancer Expertise
•	Manufacturing, Regulatory and Commercial Expertise
•	Strong Corporate Governance Expertise

2 Wells Fargo research dated June 21, 2016.

3 Wells Fargo research dated January 19, 2017.

•	Pharmaceutical Partnering/Deal Making Experience
•	Capital Markets Expertise

Our independent nominees and advisors have the right qualifications needed to advance IMMU-132, build stockholder value, and position the Company for long-term value creation:

•	Peter Barton Hutt is a renowned regulatory lawyer, a senior counsel with Covington & Burling, and teaches FDA law at Harvard.
•	Scott Canute has served as President of global manufacturing and corporate operations for leading biopharmaceutical organizations, including Eli Lilly and Genzyme.
•	Dr. Khalid Islam effectively managed Gentium as CEO during the late-stage development and approval of the Company’s late-stage asset, and acquisition by Jazz Pharmaceuticals.
•	Dr. Richard Heyman, who would serve as a strategic advisor should our nominees be elected, served as CEO during the acquisitions of both Seragon Pharmaceuticals by Roche / Genetech and Aragon Pharmaceuticals by Johnson & Johnson. Additionally, he served on the Board of Directors of Receptos when it was acquired by Celgene.
•	Dr. Behzad Aghazadeh is the Managing Partner and portfolio manager of the venBio Select Fund, focused on emerging-stage biotechnology companies, and IMMU’s largest stockholder.

Furthermore, our nominees are aligned with the best interests of stockholders, as demonstrated by the market’s favorable response to our nominees. “Supporting the venBio effort is likely the right choice,” Feurstein stated in his recent TheStreet article. “I'm not a proxy adviser like Institutional Shareholder Services, but if you ask for my opinion, Immunomedics will benefit from a quick and clean (obviously negotiated) separation from Goldenberg and Sullivan. The couple have enriched themselves to the detriment of shareholders for too long. Immunomedics has been around for 35 years and has not brought a single drug to market.”4

venBio’s nominees have outlined a plan with clear objectives, namely, to advance IMMU-132 by executing on the optimal strategic relationship at the appropriate time and under the right terms that create true stockholder value.

***

Taking steps to bring IMMU-132 to market is critical in order to reverse the history of strategic missteps at Immunomedics and create lasting value for stockholders. The Company has delayed the opportunity for Immunomedics to realize value for too long and it is time to right the course of the Company. You as stockholders have the right to ensure that the Company is held accountable to hold its Annual Meeting of Stockholders on February 16. The time for change is now, and venBio strongly believes the Company has one chance to strike the right deal that will maximize IMMU-132’s value and be in the best interests of stockholders – and this process must not be rushed. The right experience and expertise is necessary to ensure that this is the case. That is why we urge you to vote for venBio’s four highly-qualified nominees on the GOLD proxy card.

Vote FOR all four of venBio’s nominees on the GOLD Proxy Card today.

Sincerely,

Dr. Behzad Aghazadeh

4 See Feurstein, note 1 above.

IMPORTANT INFORMATION REGARDING THE VOTING PROCESS

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give venBio your proxy FOR the election of the venBio Nominees.

In a proxy contest, only the latest dated proxy card or instruction form counts. Please note that a vote against the Company’s nominees on the White card is not the same as a vote for venBio’s nominees using the GOLD proxy card or voting instruction form. To support venBio’s four nominees, you must vote the GOLD proxy card or instruction form. If you have previously voted on management’s White proxy card, a vote on the GOLD proxy card or instruction form will count as long as it is your latest dated vote.

If you have already voted any GOLD proxy card or instruction form previously sent to you and have not accumulated additional shares since that vote, your vote will automatically transfer to the new GOLD proxy card or instruction form as of the January 24, 2017 record date and no additional action is required. If you have accumulated additional shares, you will have to take action on the new GOLD proxy card or instruction form in order to have your full share position voted. To vote the “GOLD proxy card” please follow the instructions on the voting instruction form sent to you and vote electronically on www.proxyvote.com or by phone with the number provided on the bottom of the GOLD form. In order to vote electronically, you will need to locate your control number, which will be the 16 digit number located inside a rectangular box on the right hand side of the voting instruction form. Alternatively, you can return the GOLD voting instruction form by mail in the postage paid envelope provided to you.

If you have not received your GOLD proxy card or own less than 5,000 shares in any of your accounts, to vote these shares please follow these steps:

1. Call your broker and request that your broker provide you with the 16 digit control number for all of your accounts for the venBio GOLD proxy card regarding the Immunomedics meeting

2. Once you have all of your control numbers go to www.proxyvote.com type in the control number and vote the GOLD proxy card

If you require additional assistance to vote your IMMU shares, please call Okapi Partners at (855) 305-0857.

(212) 297-0720

Stockholders Call Toll-Free at: (855) 305-0857

E-mail: info@okapipartners.com

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.